Exhibit 99.1

[LOGO OF NEWPORT CORPORATION]

Press Release

Contact:

Charles F. Cargile, 949-863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858-552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

THIRD QUARTER AND NINE-MONTH 2003 RESULTS

Irvine, California – October 29, 2003 – Newport Corporation (Nasdaq: NEWP) today reported financial results for its third quarter ended September 30, 2003, consistent with the revised guidance provided in its press release on September 24, 2003. Sales were $31.5 million and the company’s loss from continuing operations was $2.8 million, or $0.07 per share.

New orders received in the third quarter of 2003 totaled $37.0 million, compared with $38.4 million in the third quarter of 2002.

Robert G. Deuster, chairman and chief executive officer, said, “Third quarter sales and profits were consistent with our previous announcement. Certain shipments we had originally expected to ship in the third quarter shifted to the fourth quarter of this year and beyond. Two items we identified as creating the shortfall in the third quarter of 2003 have already been substantially resolved. First, the issues that caused the delayed product launch by one of our major Life and Health Sciences market customers have been addressed, and we are confident that shipments to that customer will resume in November. Second, while new orders in the third quarter of 2003 from one of our large front-end semiconductor equipment customers were approximately $1.5 million to $2.0 million lower than we had expected, in October this customer committed to placing approximately $1.5 million in new orders. Despite the impact of this shift in orders and sales, our third quarter 2003 orders of $37.0 million reflect our strongest quarter to date in 2003.”

For the third quarter of 2003, Newport recorded sales of $31.5 million and a loss from continuing operations of $2.8 million, or $0.07 per share. During the third quarter of 2002, the company recorded sales of $45.5 million and a loss from continuing operations of $59.4 million, or $1.55 per share. The 2002 third quarter results included a restructuring charge of $43.1 million, or $1.13 per share, related to increased inventory reserves and cost reduction initiatives. The results for the third quarter of 2002 also included a charge of $15.3 million, or $0.40 per share, required to establish a valuation reserve for previously recorded deferred tax assets.

For the nine months ended September 30, 2003, Newport recorded sales of $98.6 million, versus $131.6 million in the comparable period of 2002. Newport incurred a loss from continuing operations for the nine months of 2003 of $8.8 million, or $0.23 per share, compared with $66.6 million, or $1.76 per share, in the comparable period of 2002, which included the charges discussed previously. New orders for the nine months ended September 30, 2003, were $105.3 million, compared with $125.9 million in the comparable period of 2002.

Results for all periods presented account for the company’s former metrology business and its Minnesota operation as discontinued operations. Including the discontinued operations, the company incurred a net loss of $2.9 million, or $0.08 per share, for the third quarter of 2003, compared with a net loss of $68.6 million, or $1.79 per share, in the third quarter of 2002, which included the charges discussed previously. For the nine months ended September 30, 2003, Newport’s net loss including discontinued operations was $11.1 million, or $0.29 per share. The net loss for the nine months ended September 30, 2002 was $94.6 million, or $2.50 per share. The net loss including discontinued operations for the prior year nine-month period included a one-time, non-cash charge of $14.5 million, or $0.38 per share, related to a cumulative effect of a change in accounting principle resulting from a write-down of goodwill upon adoption of Statement of Financial Accounting Standards No. 142, a charge of $6.5 million, or $0.17 per share, which was required to write-down the company’s minority investments in two fiber optic component manufacturers, and the previously discussed charges of $43.1 million, or $1.13 per share, and $15.3 million, or $0.40 per share, for restructuring and deferred income tax valuation, respectively.

Third quarter 2003 sales to semiconductor capital equipment companies were $9.6 million, compared with $17.3 million in the third quarter of 2002. Sales to semiconductor capital equipment companies for the nine months ended September 30, 2003, were $33.8 million, versus $49.7 million in the corresponding period of 2002.

New orders received from semiconductor customers in the third quarter of 2003 were $10.0 million, compared with $17.3 million in the third quarter of 2002. For the nine months ended September 30, 2003, Newport reported new semiconductor market orders of $34.4 million, versus $52.0 million in the corresponding period of 2002.

Deuster added, “Evidence of any recovery in the semiconductor industry continues to be elusive. We see encouraging signals from some semiconductor manufacturers, but until production levels at our semiconductor equipment customers increase, our orders and shipments will continue to be sluggish. When orders do begin to rise, we have the capacity, the people and the technology in place to respond immediately to increasing customer needs.”

Sales to customers in research, defense, life and health sciences, and the other end markets Newport serves were $20.9 million in the third quarter of 2003, slightly below the $21.3 million recorded in the third quarter of 2002. Sales to these markets for the first nine months of 2003 were $59.5 million, versus $66.5 million in the corresponding period of 2002.

New orders received from customers in these markets in the third quarter of 2003 were $25.4 million, versus $18.4 million in the third quarter of 2002. For the first nine months of 2003, Newport recorded new orders from customers in these end markets of $65.7 million, versus $61.6 million in the corresponding period of 2002.

Deuster said, “Order levels in our research, defense, life and health sciences and other markets were strong in the third quarter and we are pleased with the momentum we continue to gain with customers in these market sectors. Of particular significance, we received a $3.1 million reorder from a large customer in the computer peripherals industry.”

Sales to fiber optic communications customers in the third quarter of 2003 were $1.0 million, compared with $6.9 million in the third quarter of 2002. For the nine months ended September 30, 2003, Newport recorded sales of $5.3 million to customers in this end market, versus $15.4 million in the corresponding period of 2002.

New orders received from customers in this market in the third quarter of 2003 were $1.6 million, compared with $2.7 million in the third quarter of 2002. New orders from fiber optic communications customers in the nine months ended September 30, 2003 were $5.2 million, versus the $12.3 million reported in the corresponding period of 2002. “While Newport retains a strong technological capability to support customers’ fiber optic communications research and development as well as production applications that we believe will have value at some point in the future, this market remains extremely depressed and we are keeping costs tightly controlled and are not committing meaningful resources to this sector until we see signs of a turnaround,” said Deuster.

The gross margin in the third quarter of 2003 was 32.6%. In the third quarter of 2002, the gross margin was a negative 28.8%. For the nine months ended September 30, 2003, the gross margin was 33.3%, compared with 12.2% in the corresponding period of 2002. The company’s overall gross margins in 2003 have been negatively impacted by lower sales volumes and production activity, which offset cost reduction actions that included facility consolidations and headcount reductions. Gross margins in both 2002 periods included a $28.7 million charge to cost of sales for increased inventory reserves and cost reduction actions.

Selling, general and administrative (SG&A) expense for the third quarter of 2003 totaled $10.9 million, compared with $15.3 million in the third quarter of 2002. For the nine months ended September 30, 2003, SG&A expenses were $33.7 million, compared with the $39.0 million recorded in the corresponding period of 2002. SG&A expense in the 2002 periods included $2.5 million for non-recurring costs incurred in connection with the restructuring cost reduction and related initiatives taken in the third quarter of 2002. The reduction in SG&A reflects the impact of the significant cost reduction steps the company has undertaken throughout the last year.

Research and development (R&D) expense for the third quarter of 2003 was $4.4 million, compared with $6.4 million in the third quarter of 2002. For the nine months ended September 30, 2003, R&D expenses were $14.2 million, compared with $18.9 million recorded in the corresponding period of 2002. The lower R&D expense in the current year periods resulted from reductions in R&D spending in the fiber optic communications area, as well as from our overall efforts to maximize the focus and efficiency of our R&D activities. The company noted that it will continue to fund key R&D efforts, focusing on those projects most likely to yield future sales growth.

Interest and other income, net, totaled $2.2 million for the third quarter of 2003, compared with $2.5 million in the third quarter of 2002. For the nine months ended September 30, 2003, interest and other income, net was $6.2 million, versus $7.2 million recorded in the corresponding period of 2002. The decrease in the third quarter and nine months ended September 30, 2003 compared with 2002 resulted primarily from lower interest earned due to lower yields on cash and marketable securities.

The company recorded no tax benefit related to the loss in the quarter due to the uncertain timing of recovering such benefits.

The company had $263.7 million in cash, cash equivalents and marketable securities at the end of the third quarter of 2003.

FOURTH QUARTER 2003 BUSINESS OUTLOOK

The following statements refer to the company’s continuing operations, and are based on current expectations. These statements are forward-looking, and actual results may differ materially as a result of the factors more specifically referenced below.

The company’s sales for the fourth quarter of 2003 are expected to increase to $34.5 million to $36.5 million.

Gross margin for the fourth quarter of 2003 is expected to be in the range of 31.0% to 32.0%. The improvement in gross margin from the anticipated increase in sales is expected to be more than offset by previously capitalized underabsorbed overhead costs that will be charged to cost of sales as the sales volume increases in the fourth quarter of 2003.

SG&A expenses for the fourth quarter of 2003 are expected to be in the range of $11.0 million to $11.5 million. Included in this range is approximately $0.4 million to $0.6 million for additional severance payments for headcount reductions implemented in October 2003.

R&D spending is expected to be approximately $4.0 million in the fourth quarter of 2003.

The company expects interest and other income, net, to be between $2.0 million and $2.5 million in the fourth quarter of 2003, depending on interest rates, cash balances, foreign exchange markets and potential business development activity.

Due to the uncertainty of recovering any income tax benefits from near-term operating losses, and the expected utilization of state and foreign tax benefits, the company does not expect to record any tax expense or benefit in the fourth quarter of 2003.

For the fourth quarter of 2003, based on the factors noted above, the company expects to incur a loss from continuing operations in the range of $1.3 million to $2.1 million, or $0.03 to $0.06 per share.

The company expects to generate positive free cash flow in the fourth quarter of 2003 in the range of $0.5 million to $2.0 million due to certain tax refunds expected to be received during the quarter.

Mr. Deuster concluded, “Although we are disappointed that we have not returned to profitability in 2003, we are confident that our order momentum, expected backlog levels and streamlined cost structure have positioned us to return to profitability as early as the first quarter of 2004.”

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced technology products and systems to the semiconductor, communications, electronics, research and life and health sciences markets. The company provides components and integrated subsystems to manufacturers of semiconductor processing equipment, advanced automated assembly and test systems to manufacturers of communications and electronics devices, and a broad array of high-precision components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in precision robotics and automation, sub-micron positioning systems, vibration isolation and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert G. Deuster, chairman and chief executive officer, and Charles F. Cargile, vice president and chief financial officer, will host an investor conference call today, October 29, 2003, at 5:00 p.m. Eastern Time to review the company’s third quarter results and outlook for the fourth quarter of 2003. The call will be open to all interested investors through a live audio Web broadcast via the Internet at http://www.newport.com/Investors and http://www.companyboardroom.com. Rebroadcast over the Internet will be available through 8:00 p.m. Eastern Time, Wednesday, November 5, 2003, on both Web sites. A telephonic playback of the conference call will also be available through midnight Eastern Time, Sunday, November 2, 2003. Listeners should call 888-203-1112 (domestic) or 719-457-0820 (international) and use confirmation code 151593.

This news release contains forward-looking statements, including without limitation the statements under the heading “Fourth Quarter 2003 Business Outlook” and the statements made by Robert G. Deuster that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the timing and extent of the recovery in the semiconductor industry; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; the ability of Newport to successfully integrate any to-be-acquired companies and the contributions of those companies to Newport’s operating results; risks associated with war, terrorist activity and resulting economic uncertainty; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net sales	$31,479	$45,521	$98,564	$131,560
Cost of sales	21,219	58,610	65,710	115,554

Gross profit	10,260	(13,089)	32,854	16,006
Selling, general and administrative expense	10,873	15,274	33,732	39,048
Research and development expense	4,441	6,449	14,153	18,891
Restructuring and impairment charges	—	11,883	—	11,883

Operating loss	(5,054)	(46,695)	(15,031)	(53,816)
Interest and other income, net	2,240	2,547	6,188	7,235
Asset write-down	—	—	—	(6,490)

Loss from continuing operations before income taxes	(2,814)	(44,148)	(8,843)	(53,071)
Income tax provision	—	15,301	—	13,531

Loss from continuing operations	(2,814)	(59,449)	(8,843)	(66,602)
Loss from discontinued operations	(111)	(9,112)	(2,303)	(13,477)
Cumulative effect of a change in accounting principle	—	—	—	(14,500)

Net loss	$(2,925)	$(68,561)	$(11,146)	$(94,579)

Basic and diluted loss per share:
Loss from continuing operations	$(0.07)	$(1.55)	$(0.23)	$(1.76)
Loss from discontinued operations	(0.01)	(0.24)	(0.06)	(0.36)
Cumulative effect of a change in accounting principle	—	—	—	(0.38)

Net loss	$(0.08)	$(1.79)	$(0.29)	$(2.50)

Shares used in computation of basic and diluted net loss per share:	38,715	38,228	38,614	37,804

Newport Corporation

Condensed Consolidated Balance Sheets

(In thousands)	(Unaudited)
	September 30,	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$10,711	$44,059
Marketable securities	252,990	240,254
Accounts receivable, net	20,646	18,534
Inventories	55,249	54,964
Prepaid expenses and other current assets	5,736	7,995
Assets of discontinued operations	1,202	3,840

Total current assets	346,534	369,646
Property, plant and equipment, net	33,208	35,774
Goodwill	57,606	57,529
Deferred tax assets	15,570	15,570
Investments and other assets	11,246	7,819

	$464,164	$486,338

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,396	$6,213
Accrued payroll and related expenses	6,718	9,900
Accrued expenses and other current liabilities	8,413	14,016
Accrued restructuring costs	1,125	3,910
Current portion of long-term debt	184	2,214

Total current liabilities	23,836	36,253
Long-term debt	115	1,230
Accrued restructuring costs and other liabilities	876	2,338
Stockholders’ equity	439,337	446,517

	$464,164	$486,338